Exhibit 4.3

AMENDMENT TO THE 1999
AMENDED AND RESTATED EQUITY PARTICIPATION PLAN
OF
SAFEWAY INC.

     Safeway Inc., a Delaware corporation (the “Company”), adopted the 1999 Amended and Restated Equity Participation Plan of Safeway Inc. (the “Plan”), effective upon the approval of the Plan by the stockholders of the Company. The stockholders of the Company approved the Plan at the Company’s meeting of stockholders held on May 11, 1999. The Company desires to amend the Plan to increase the aggregate number of shares of Common Stock (as defined in the Plan) which may be issued under the Plan and modify the Plan in certain other respects.

     Pursuant to Section 11.2 of the Plan, the Board of Directors of the Company (the “Board”), as an “Administrator” (as defined in the Plan), hereby adopts this Amendment to the Plan, subject to the approval of this Amendment by the stockholders of the Company within 12 months of such adoption. The provisions of the Plan (as amended by this Amendment) that provide for the grant of Incentive Stock Options (as defined in the Plan) shall be deemed to be a new plan for purposes of the application of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

     This Amendment to the Plan shall be effective upon the approval of this Amendment by the stockholders of the Company within 12 months of the adoption of this Amendment by the Board (except that upon such approval, Sections 6 and 9 of the Amendment shall be effective as of July 30, 2002). This Amendment shall be presented to the stockholders of the Company for approval, and such approval shall be deemed to be the approval of the Plan (as amended by this Amendment) for purposes of Sections 162(m) and 422 of the Code. In the event that the stockholders of the Company fail to so approve this Amendment, this Amendment shall not become effective and shall be null and void, and the Plan (as in effect prior to this Amendment) shall remain in full force and effect in accordance with the terms thereof.

     1.     Section 1.7 of the Plan is hereby amended to read in its entirety as follows:

1.7 Bonus Plan. ‘Bonus Plan’ shall mean the 2001 Amended and Restated Operating Performance Bonus Plan for Executive Officers of Safeway Inc.

     2.     Section 1.27 of the Plan is hereby amended to read in its entirety as follows:

1.27 Performance Criteria.

(a) ‘Performance Criteria’ shall mean any one or more of the following business criteria with respect to the Company, any Subsidiary or any division or operating unit thereof: (i) net income, (ii) pre-tax income, (iii) operating income, (iv) cash flow, (v) earnings per share of Common Stock, (vi) return on equity, (vii) return on invested capital or assets, (viii) cost reductions or savings, (ix) funds from operations, (x) appreciation in the Fair Market Value of a share of Common Stock, (xi) identical store sales, (xii) operating profit, (xiii) working capital, and (xiv) earnings before any one or more of the following items: (1) interest, (2) taxes, (3) depreciation or (4) amortization; provided that each of the business criteria described in clauses (i) through (xiv) shall be determined in accordance with generally accepted accounting principles (“GAAP”).

(b) For each fiscal year of the Company, the Committee may provide for objectively determinable adjustments, as determined in accordance with GAAP, to any of the business criteria described in clauses (i) through (xiv) of subsection (a) for one or more of the items of gain, loss, profit or expense: (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal of a segment of a business, (iii) related to a change in accounting principle under GAAP, (iv) related to discontinued operations that do not qualify as a segment of a business under GAAP, and (v) attributable to the business operations of any entity acquired by the Company during the fiscal year.

     3.     Subsection 2.1(a) of the Plan is hereby amended to read in its entirety as follows:

(a) The shares of stock subject to Awards shall be shares of the Company’s Common Stock, par value $0.01 per share. The aggregate number of such shares which may be issued pursuant to or upon exercise of any such Awards under the Plan shall not exceed thirty-nine million (39,000,000), of which no more than one million nine hundred fifty thousand (1,950,000) may be granted or issued as Restricted Stock, Stock Payments or Deferred Stock or pursuant to Awards having an exercise or purchase price, as applicable, of less than 100% of Fair Market Value on the date of grant or issuance (exclusive of stock issued pursuant to the Bonus Plan). Of the shares of Common Stock issuable under the terms of the Plan, as of May 11, 1999, options to purchase 1,764,256 shares of Common Stock had been granted under the Prior Plans. The shares of Common Stock issuable pursuant to or upon exercise of any such Awards may be either previously authorized but unissued shares or treasury shares.

     4.     Subsection 6.2(d) of the Plan is hereby amended to read in its entirety as follows:

(d) Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Administrator, may in its discretion: (i) allow a delay in payment up to thirty (30) days from the date the Option, or portion thereof, is exercised; (ii) allow payment, in whole or in part, through the delivery of shares of Common Stock which have been owned by the Holder for at least six months, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, (iii) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (iv) allow payment, in whole or in part, through the delivery of a notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale; or (v) allow payment through any combination of the consideration provided in the foregoing clauses (ii), (iii) and (iv); provided, however, that payment in the manner prescribed by the preceding clauses shall not be permitted to the extent that the Administrator determines that payment in such manner shall result in an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal of an extension of credit in the form of a personal loan to or for any Director or executive officer of the Company that is prohibited by Section 13(k) of the Exchange Act or other applicable law.

     5.     Section 11.2 of the Plan is hereby amended in its entirety as follows:

11.2 Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 11.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s stockholders given within twelve months before or after the action by the Board, no action of the Administrator may (a) except as provided in Section 11.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Plan or (b) materially increase the benefits available to participants under the Plan. No amendment, suspension or termination of the Plan shall, without the consent of the Holder, alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Incentive Stock Options be granted under the Plan after the first to occur of the following events:

(a) The expiration of ten years from the date the Plan is adopted by the Board; or

(b) The expiration of ten years from the date the Plan is approved by the Company’s stockholders under Section 11.5.

For purposes of the preceding sentence, the adoption by the Board of an amendment to the Plan increasing the aggregate number of shares of Common Stock issuable under the Plan, and the approval of such amendment by the stockholders of the Company within twelve months pursuant to Section 11.5, shall be treated as the adoption of the Plan by the Board, and the approval of the Plan by the Company’s stockholders, respectively.

     6.     Subsection 11.4(e) of the Plan is hereby amended to read in its entirety as follows:

(e) Purchase Stock may be purchased solely by delivery to the Secretary of the Company each of the following:

(i) A purchase agreement, as approved by the Committee, executed by the Independent Director,

(ii) Full payment (in cash or by check) of the purchase price of the Purchase Stock, and

(iii) Full payment (in cash or by check) of any amount that must be withheld by the Company for federal, state and/or local tax purposes.

     7.     Section 11.5 of the Plan is hereby amended to read in its entirety as follows:

11.5 Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve months after the date of the Board’s initial adoption of the Plan, and any amendment to the Plan increasing the aggregate number of shares of Common Stock issuable under the Plan will be submitted for the approval of the Company’s stockholders within twelve months after the date of the Board’s adoption of such amendment. In addition, to the extent required under Section 162(m) of the Code, if the Board determines that Awards other than Options or Stock Appreciation Rights which may be granted to Section 162(m) Participants should continue to be eligible to qualify as performance-based compensation under Section 162(m)(4)(C) of the Code, the Performance Criteria must be disclosed to and approved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the Company’s stockholders previously approved the Performance Criteria.

     8.     Section 11.6 of the Plan is hereby amended to read in its entirety as follows:

11.6 Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or payment of any Award. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow such Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under such Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Holder of such Award within six months after such shares of Common Stock were acquired by the Holder from the Company) in order to satisfy the Holder’s federal, state and local income tax and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state and local income tax and payroll tax purposes that are applicable to such supplemental taxable income.

     9.     Section 11.7 of the Plan is hereby amended to read in its entirety as follows:

11.7 Loans. The Committee may, in its discretion, extend one or more loans to Employees in connection with the exercise or receipt of an Award granted or awarded under the Plan, or the issuance of Restricted Stock or Deferred Stock awarded under the Plan. The terms and conditions of any such loan shall be set by the Committee. Notwithstanding the foregoing, no loan shall be made to an Employee under this Section to the extent such loan shall result in an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal of an extension of credit in the form of a personal loan to or for any Director or executive officer of the Company that is prohibited by Section 13(k) of the Exchange Act or other applicable law. In the event that the Administrator determines in its discretion that any loan under this Section is or will become prohibited by Section 13(k) of the Exchange Act or other applicable law, the Administrator may provide that such loan is immediately due and payable in full and may take any other action in connection with such loan as the Administrator determines in its discretion to be necessary or appropriate for the repayment, cancellation or extinguishment of such loan.

     IN WITNESS WHEREOF, Safeway Inc. has hereunder adopted this Amendment to the Plan as indicated by the signature of its duly authorized officer this 25th day of February, 2003.

SAFEWAY INC.

By:	/s/ Robert A. Gordon

Robert A. Gordon

Title:	Senior Vice President, General Counsel & Secretary

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